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                                                                   EXHIBIT 23(F)

                        CONSENT OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

January 9, 2001

Board of Directors
The Quaker Oats Company
321 North Clark Street
Chicago, IL 60610

Re: Initially Filed Registration Statement of PepsiCo, Inc. relating to PepsiCo's common stock being registered in connection with the Agreement and Plan of Merger, dated as of December 2, 2000, among PepsiCo, Inc., BeverageCo, Inc. and The Quaker Oats Company.

Ladies and Gentlemen:

    Reference is made to our opinion letter dated December 2, 2000 with respect to the fairness from a financial point of view to the holders (other than PepsiCo (as defined below)) of the outstanding shares of Common Stock, par value $5.00 per share, of The Quaker Oats Company (the "Company") of the Exchange Ratio (as defined therein) pursuant to the Agreement and Plan of Merger, dated as of December 2, 2000 among PepsiCo, Inc. ("PepsiCo"), BeverageCo, Inc., a direct wholly-owned subsidiary of PepsiCo, and the Company.

    The foregoing opinion letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

    In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary--Opinions of Financial Advisors", "The Merger--Background of the Merger", "The Merger--Factors Considered by, and Recommendation of, the Quaker Board", "Opinions of Financial Advisors--Opinions of Quaker's Financial Advisors--Opinion of Goldman, Sachs & Co." and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filled with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
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GOLDMAN, SACHS & CO.